Exhibit 99.1

BIOCRYST PHARMACEUTICALS, INC.
2190 PARKWAY LAKE DRIVE
BIRMINGHAM, AL 35244
205-444-4600   205-444-4640 FAX
www.biocryst.com

Contact:
BioCryst Pharmaceuticals, Inc.
Jonathan M. Nugent
V.P. Corporate Communications
(205) 444-4633

FOR IMMEDIATE RELEASE

BIOCRYST REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

Birmingham, Alabama – August 9, 2006 - BioCryst Pharmaceuticals, Inc. (Nasdaq: BCRX) today announced financial results for the quarter ended June 30, 2006. The Company reported revenues of $1,558,000 in the second quarter of 2006, compared to $58,000 in the second quarter of 2005. The net loss for the quarter ended June 30, 2006 was $10,083,000, or $0.35 per share, compared to a net loss of $5,648,000, or $0.22 per share, for the quarter ended June 30, 2005. As of June 30, 2006, the Company had cash, cash equivalents and investments of $74.7 million.

Second Quarter 2006 Financial Results

Collaborative and other research and development revenues increased in the second quarter of 2006 to $1,558,000 compared to $58,000 in the same period last year due to recognition of revenue related to our collaboration with Mundipharma for the development and commercialization of Fodosine™ in Europe and Asia.  In accordance with SEC Staff Accounting Bulletin No. 104, the Company will recognize the upfront payments received from the Roche and Mundipharma collaborations over the life of the patents for each respective licensed compound beginning when all deliverables in the applicable agreement have been delivered by the Company. For the Mundipharma collaboration, we began recognizing the upfront payment in February 2006. In addition, we recognized revenue for the portion of clinical expenses incurred during the second quarter of 2006 that will be reimbursed by Mundipharma according to the terms of the collaboration.  The company expects to begin recognizing revenue from the Roche collaboration later in 2006.

Research and development (“R&D”) expenses were $11,190,000 in the second quarter of 2006, which included share-based compensation expense of $337,000, compared to R&D expenses of $5,263,000 in the second quarter of 2005.  The increase is primarily attributable to the progress made in our clinical programs for both peramivir and Fodosine™ and the costs related to the additional manufacturing and validation process for these two drug candidates.

General and administrative (“G&A”) expenses for second quarter of 2006 were $1,384,000 compared to G&A expenses of $727,000 for the same quarter in 2005. The higher G&A expenses were primarily due to share-based compensation expense of $420,000 increased headcount and additional professional fees.

Year to Date 2006 Financial Results

Collaborative and other research and development revenues increased for the six months ended June 30, 2006 to $2,330,000 compared to $99,000 in the same period last year due to the same reasons noted above for the quarter ended June 30, 2006.

R&D expenses were $19,234,000 for the six months ended June 30, 2006, which included share-based compensation expense of $516,000 compared to R&D expenses of $10,438,000 for the same period in 2005.  The increase is primarily attributable to the progress made in our clinical programs for both peramivir and Fodosine™ and the costs related to the additional manufacturing and validation process for these two drug candidates. In addition, personnel related costs are higher due to the share-based compensation expense and the increase in headcount during 2006.

G&A expenses for the six months ended June 30, 2006 were $2,879,000 compared to G&A expenses of $1,423,000 for the same period in 2005. The higher G&A expenses were primarily due to share-based compensation expense of $661,000 increased headcount and additional professional fees.

Corporate Update

“The past several months have been an especially active and productive period for BioCryst,” stated Charles E. Bugg, Ph.D.  “Among the highlights were the recent receipt of a Special Protocol Assessment from the FDA for our pivotal trial with Fodosine™ in T-cell leukemia and a partnership with Green Cross Pharmaceutical Company in South Korea for the development of peramivir.  Additionally BioCryst presented Fodosine™ data at the American Association of Cancer Research; and with our partner Roche we presented clinical data related to BCX-4208 at the World Transplant Congress.  We continued to make clinical progress with peramivir, our influenza neuraminidase inhibitor and we were proud to add W. James Alexander, M.D., M.P.H. to our Senior Management Team as Senior Vice President of Clinical and Regulatory Operations and Chief Medical Officer;” concluded Dr. Bugg.

The company will sponsor a conference call at 10:00 a.m. Eastern Time on Wednesday, August 9, 2006 to discuss financial results and the status of each of our programs in more detail.  This call is open to the public and can be accessed live either over the Internet from www.biocryst.com or by dialing 1-800-289-0468 (U.S.) or 1-913-981-5517 (international).  No passcode is needed for the call.

About BioCryst

BioCryst Pharmaceuticals, Inc. is a leader in the use of crystallography and structure based drug design for the development of novel therapeutics to treat cancer, cardiovascular diseases, autoimmune diseases, and viral infections.  The company is advancing multiple internal programs toward potential commercialization including Fodosine™ in oncology, BCX-4208 in transplantation and autoimmune diseases, peramivir in seasonal and life-threatening influenza and BCX-4678 in hepatitis C.  BioCryst has a worldwide partnership with Roche for the development and commercialization BCX-4208 and is collaborating with Mundipharma Holdings for the development and commercialization of Fodosine™ in markets across Europe, Asia, Australia and certain neighboring countries.  For more information about BioCryst, please visit the company’s web site at http://www.biocryst.com.

Forward-looking statements

These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include that we or our licensees may not be able to enroll the required number of subjects in planned clinical trials of our product candidates and that such clinical trials may not be successfully completed, that BioCryst or its licensees may not commence as expected additional human clinical trials with our product candidates, that our product candidates may not receive required regulatory clearances from the FDA, that ongoing and future clinical trials may not have positive results, that we may not be able to complete successfully the Phase IIb trial for Fodosine™  that is currently planned to be pivotal, that we or our licensees may not be able to continue future development of our current and future development programs, that our development programs may never result in future product, license or royalty payments being received by BioCryst, that BioCryst may not reach favorable agreements with potential pharmaceutical and biotech partners for further development of its product candidates, that BioCryst may not have sufficient cash to continue funding the development, manufacturing, marketing or distribution of its products and that additional funding, if necessary, may not be available at all or on terms acceptable to BioCryst. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K which identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.

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BIOCRYST PHARMACEUTICALS, INC.
FINANCIAL SUMMARY

Condensed Statements of Operations (unaudited)
 (in thousands, except per share)

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

Revenues:
Collaborative and other research and development	$1,558	$58	$2,330	$99
Expenses:
Research and development	11,190	5,263	19,234	10,438
General and administrative	1,384	727	2,879	1,423

Total expenses	12,574	5,990	22,113	11,861

Loss from operations	(11,016)	(5,932)	(19,783)	(11,762)
Interest and other income	933	284	1,818	469

Net loss	$(10,083)	$(5,648)	$(17,965)	$(11,293)

Basic and diluted net loss per common share	$(0.35)	$(0.22)	$(0.62)	$(0.45)

Weighted average shares outstanding	29,184	26,149	29,061	24,891

Balance Sheet Data (in thousands)

	June 30, 2006	December 31, 2005

	(Unaudited)	(Audited)
Cash, cash equivalents and securities	$74,657	$59,988
Total assets	91,879	99,248
Accumulated deficit	(169,828)	(151,863)
Stockholders’ equity	44,393	58,440